Exhibit 99.1

Remarks by Marty Barrington, Altria's Chairman and CEO, and Howard Willard, Altria's Executive Vice President and Chief Financial Officer
Barclays Back-to-School Consumer Conference
Boston, MA
September 5, 2012
Remarks by Marty Barrington

Thank you Mike and good morning everyone. We're pleased to be with you at this important conference and appreciate being invited back to speak. I am here today with Dave Beran, Altria Group, Inc.'s (Altria) President and Chief Operating Officer, Howard Willard, Altria's Executive Vice President and Chief Financial Officer, and Murray Garnick, Senior Vice President and Associate General Counsel responsible for litigation at Altria Client Services Inc. (ALCS). Howard will join me in presenting this morning and the entire team is here to answer your questions.

Before beginning, please review the Safe Harbor Statement in today's presentation and the Forward-Looking and Cautionary Statements section in today's press release for a description of the various factors that could cause our actual results to differ materially from the projections included in today's remarks. Reconciliations and further explanations of the non-GAAP financial measures discussed today are available on altria.com.

This morning we'll highlight what we believe are the strengths of Altria's diverse business model and how we plan to continue delivering strong returns to shareholders.

Altria's businesses have performed well over the past four years despite a challenging external environment. From 2007 to 2011, Altria grew its adjusted diluted earnings per share (EPS) at a compounded annual rate of 7.9%. This is in line with our goal of delivering average annual adjusted diluted EPS growth between 7% and 9% percent over time.

Altria achieved this growth and delivered excellent shareholder returns by consistently focusing on four strategies:

•	Investing in the four strong premium brands of its tobacco operating companies: Marlboro, Black & Mild, Copenhagen and Skoal;

Remarks by Altria's Chairman and CEO and Altria's CFO at the Barclays Back-To-School Consumer Conference, September 2012 1

•	Managing its cost structure;

•	Maintaining a strong balance sheet; and

•	Returning cash to shareholders, primarily in the form of dividends, coupled with periodic share repurchases.

These strategies drove our performance and we believe provide a solid foundation to support future growth. I'll discuss this morning some of the exciting activities our companies have undertaken to build their brands for the long term as well as the steps we are taking to develop innovative new products for adult tobacco consumers. Howard will then discuss cost management, our balance sheet and how we return cash to shareholders.

Altria's tobacco companies focus on their four leading premium brands, which compete in the largest and most profitable tobacco categories. These brands possess strong equity that has been built over decades as they have successfully evolved to meet the changing preferences of adult tobacco consumers. These brands also have excellent adult consumer demographics and opportunities for future growth. And they are focused on innovation to continue satisfying those consumers and meeting their evolving preferences.

Let's talk about each of these brands, starting with Marlboro, by far the largest and most profitable cigarette brand in the U.S.

Philip Morris USA Inc.'s (PM USA) goal is to maximize profitability in the smokeable products segment, while maintaining modest share momentum for Marlboro over time.

Marlboro is PM USA's iconic cigarette brand that stands for “flavor.”  The brand has a long history of retail share growth that has been driven by its positioning, equity and successful new product introductions.

Today's Marlboro has its roots in the mid-1950s, when the original Marlboro Red Box was introduced with a campaign focused on flavor.  Marlboro invited adult smokers to “Come to where the flavor is. Come to Marlboro Country.”

As adult smokers' taste preferences evolved, so did Marlboro, expanding its portfolio of products.  The first Marlboro Menthol product was introduced in the late 1960s, and in the early 1970s PM USA added the product known today as Marlboro Gold Pack. The company added other new products and packaging over time to meet adult smokers' evolving taste preferences, including the first Marlboro

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Black products in early 2011.

Earlier this year, Marlboro began to evolve its brand architecture to highlight these four product families for adult consumers and support future growth.  This new architecture is designed to extend Marlboro's reach among adult smokers by expanding its equity campaigns, promotions and product offerings in new and creative ways.

The Marlboro Red family of products reflects the brand's traditional values of independence, hard work and freedom.

The Marlboro Gold family builds on these core values in a modern, sophisticated and innovative manner.

The Marlboro Green family reflects the brand's values in a social and extroverted way; and

The Marlboro Black family builds on Marlboro's rich heritage of adventure and ruggedness in a bold modern way.

In April, the sales force began updating retail fixtures to reflect Marlboro's new architecture, highlight the four product families and enhance the visibility of Marlboro's retail promotions to adult consumers. Adult smokers tell us that this new look makes it easier for them to find their brand.

In addition, PM USA is supporting each product family with brand-building activities designed to enhance Marlboro's value equation, which consists of positioning, packaging, promotion, product and price.  PM USA designs these activities to express each product family's flavor positioning in unique ways. These activities include digital interactions, sweepstakes, direct mail and night life events, all limited to smokers 21 and older.

PM USA's brand-building activities in the Red product family reinforce Marlboro's classic and iconic image.  Adult smokers can go on-line and build their own brand with Marlboro Red's “Stand for Your Brand” promotion.  Earlier this year adult smokers could win a trip to the Marlboro Ranch with the “Rock the Ranch” promotion.  And PM USA recently introduced Marlboro EIGHTY THREES in updated packaging, which adult smokers describe as classic yet modern.  And despite only limited trial-inducing promotions, early performance indicators for the product are encouraging, particularly among male smokers aged 21 to 29.

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The Marlboro Gold family builds on Marlboro's rich flavor heritage with the “Flavor is Golden” campaign, reflecting the Gold family's modern, sophisticated feel.  This summer Marlboro Gold invited adult smokers to “Play. Rock. Win.” with its “Sound of Gold” promotion.  The promotion connected with millions of adult smokers, inviting them to solve a daily on-line puzzle to unlock a free music download.

The Marlboro Green family reflects Marlboro's social side with the “Flavor Makes the Night” campaign.  Marlboro is creating awareness of this new campaign in many ways.  For example, Marlboro Green uses Marlboro's nightlife activities to reach smokers aged 21 to 29. In August, Marlboro Green launched the “Chill Off the Grid” promotion, inviting adult smokers to log-in daily to Marlboro.com, answer questions and win a chance for a trip to the Marlboro Ranch.  And later this year, Marlboro Green plans to introduce the “Biggest Night of the Year” promotion, which invites adult smokers to enter to win a VIP trip to Las Vegas.

Marlboro Black invites adult smokers to “Navigate the Unknown. Where Bold Flavor Is.”  Marlboro is supporting this new product family with a variety of trial-generating activities that have moderated as this year progressed.  Marlboro Black has a strong initial marketplace position, and PM USA plans to build on this momentum by introducing the newest member of the Black family, Marlboro NXT, into select geographies later this year.   Marlboro NXT's modern packaging and copy-line, “Pinch, Release, Enjoy the Cool,” highlight the product's capsule technology that allows adult smokers to switch from non-menthol to menthol taste.

As you can see, Marlboro has developed new and unique campaigns and brand-building activities for each of its product families. PM USA believes these activities will reinforce and favorably impact Marlboro's longer-term performance metrics such as brand equity, adult demographics and loyalty over time.  Of course, Marlboro starts from a position of strength regarding these metrics when compared to other cigarette brands.

For the last three years, we commissioned the world's largest custom market research firm, TNS, a division of the Kantar Group, to conduct a brand equity study of tobacco brands.  The results we're about to see are from a survey that ran from late May 2011 through April 2012.

Marlboro's brand equity scores among adult smokers have been consistently strong across the three years of the study.  These equity scores are far higher than any other major brand in the cigarette category.  Marlboro's equity score among smokers who are 21 to 29 years old is much higher than any other major cigarette brand, and equals its overall equity score.  This study also reaffirmed that Marlboro Special

Remarks by Altria's Chairman and CEO and Altria's CFO at the Barclays Back-To-School Consumer Conference, September 2012 4

Blends continue to enhance Marlboro's equity.

Marlboro's strong equity is also reflected in its high loyalty among adult smokers, with nearly 90% of its smokers purchasing the brand 100% of the time.  This loyalty rate is higher than that of any principal competitive brand.

Marlboro also has excellent demographics, with its share among 21 to 29 year old smokers exceeding both its overall share and that of the two largest competitive premium brands combined.  Marlboro also has favorable demographics among smokers between the ages of 30 and 39, reflecting its ability to retain its adult smokers as they age.

Marlboro's performance against all these measures supports its leadership position and its new brand architecture is designed to support its future growth.  We're excited about the activities that Marlboro has planned for this year and 2013 to continue to build out this new architecture.

Staying with the smokeable segment, Black & Mild is the best any day cigar adults enjoy for smooth taste and pleasant aroma. Black & Mild has strong brand equity, excellent adult demographics with high share of machine-made large cigars among 21 to 29 year olds and opportunities for growth. In the latest TNS study, Black & Mild continued to have high brand equity scores both overall and among 21 to 29 year olds. These equity scores are even more remarkable because Black & Mild has historically competed primarily in the tipped cigarillo segment, which represents approximately 32% of the machine-made large cigars category.

The brand aims to maintain its leadership position in this segment. John Middleton Co. (Middleton) added Black & Mild Wood Tip, Wine and Royale to its tipped cigarillo offerings in recent years. In addition, Black & Mild introduced seasonal offerings such as Dark Blend and Summer Blend to generate news and address adult cigar smokers' interest in variety. The brand also expanded its product portfolio with new products in the growing untipped cigarillo segment. This expansion has been driven by Black & Mild Classic, Sweets and Wine in both traditional packs and new Aroma Wrap™ foil pouches. These efforts helped Middleton grow Black & Mild's overall retail share by 0.7 percentage points to 30.3% from the first half of 2009 to the first half of 2012.

PM USA and Middleton have delivered strong profit growth in the smokeable products segment while PM USA has maintained modest share momentum on Marlboro in recent years. From the first half of 2008 to the first half of 2012:

Remarks by Altria's Chairman and CEO and Altria's CFO at the Barclays Back-To-School Consumer Conference, September 2012 5

•	Adjusted operating companies income (OCI) in the smokeable segment grew at a compounded annual rate of 5.1%;

•	The segment's adjusted OCI margins expanded by 7.7 percentage points from 33.5% to 41.2%; and

•	Marlboro's share increased from 41.9% to 42.6%.

In smokeless tobacco, U.S. Smokeless Tobacco Company LLC's (USSTC) objective is to increase its income through volume growth, primarily by focusing on Copenhagen and Skoal. It aims to maximize the combined performance of these premium brands by focusing on the strengths and equity of each. Copenhagen and Skoal give USSTC the number one position in every moist smokeless tobacco
(MST) form segment and in the Natural, Mint, Straight and Blend taste segments.

Adult dippers choose Copenhagen because it is the most satisfying smokeless tobacco for men. The brand's equity is built around core values such as masculinity, adventure, heritage, authenticity and tradition. Copenhagen has strong brand equity scores overall and among 21 to 29 year old dippers.

Copenhagen has maintained its leadership position in the Natural segment while expanding its product portfolio in segments where it had not historically competed. The introductions of Wintergreen Long Cut and Pouch, Long Cut Straight, and Extra Long Cut Natural contributed to a very strong retail share performance for Copenhagen over the past few years. In May, USSTC built on this momentum by expanding distribution of Copenhagen Southern Blend into select geographies. Copenhagen Southern Blend delivers a mellow taste in a manageable long-cut form.

This summer Copenhagen connected with dippers aged 21 and older with its American Craftsmanship promotion. The sweepstakes reinforces the brand's core values by offering adult dippers a chance to win prizes from American companies with great craftsmanship stories.

USSTC's other premium brand, Skoal, is perceived by adult dippers as a modern and innovative brand that delivers a unique, smooth smokeless tobacco experience. Skoal's products deliver great taste in forms that are easy to manage. In the latest TNS study, Skoal had the highest brand equity scores among MST brands overall and among 21 to 29 year old dippers, scores that were essentially the same as prior years.

Over the last few years, USSTC has focused on enhancing Skoal's positioning and product portfolio. In 2011, Skoal introduced a new campaign for the brand, anchored with the tagline “It's Smooth. It's Skoal.”

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This campaign engages with adult dippers at retail, in their mailboxes and through Skoal's digital platforms.

Skoal continues to evolve its product portfolio to meet adult consumer taste preferences. Skoal has the largest share in the growing Mint and Pouch segments. The brand built on this position by introducing both Mint and Mint Pouch varieties of Skoal X-TRA and two new Mint varieties of Skoal Snus in 2011.

In conjunction with launching these and other Skoal X-TRA products, USSTC evaluated Skoal's product portfolio and de-listed seven SKUs in the second quarter of 2011. Share losses from de-listed products impacted Skoal's retail share performance comparisons in the first half of 2012.

USSTC's strategy of focusing on the strengths of Copenhagen and Skoal has delivered robust results. From the first half of 2009 through the first half of 2012:

•	Their combined volume grew at a compounded annual rate of 6.4%;

•	Their combined retail share grew 2.8 percentage points; and

•	The smokeless products segment increased adjusted OCI at a compounded annual rate of 10.0%.

The four premium brands of our tobacco companies have performed well in recent years and we're excited about their future prospects. As the preferences of adult tobacco consumers continue to evolve, innovation will be an important driver of future success. We've made steady progress in this area as shown by the contributions made by new products. In fact, products introduced since 2009 outperformed those introduced by our leading competitors. These products contributed to retail share gains for the first half of 2012 in cigarettes, cigars and smokeless tobacco and supported adjusted OCI growth in their respective segments.

The U.S. Food and Drug Administration (FDA) now regulates new cigarette and smokeless tobacco products.  PM USA and USSTC have actively engaged with the agency as it works to develop regulations and guidance related to tobacco product innovation.  Our written comments are available on altria.com.

Our tobacco companies' innovation efforts are focused on:

•	Maintaining a deep understanding of adult tobacco consumers;

•	Complying with FDA regulations while engaging with the agency and others on policy approaches, including reducing the harm associated with tobacco use; and

•	Developing products to fill gaps in their portfolios to meet adult smokers' interest in tobacco alternatives.

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I'll speak briefly about the third area, focusing on the steps Altria's companies have taken this year to support the development of innovative new products for adult tobacco consumers. In January, ALCS entered into an agreement with Okono A/S, an affiliate of the Danish company Fertin Pharma A/S (Fertin), to develop innovative, non-combustible nicotine-containing products. The companies also have formed a joint venture to explore marketing and selling these kinds of products outside of the United States. Fertin is a global leader in the development and manufacture of nicotine gum with additional capabilities in other products and technologies.

In June, Altria's subsidiary Nu Mark LLC introduced Verve discs into a Virginia lead market to begin to understand adult tobacco consumer acceptance of this product. Verve is a mint-flavored tobacco-derived nicotine product designed to appeal to adult smokers interested in tobacco product alternatives to cigarettes. Adult tobacco consumers chew Verve and dispose of it when they are done. We are very early on in the process, but preliminary results are encouraging.

Over the long term, we believe that Altria has opportunities to increase its share of revenues and profits derived from adult tobacco consumers, both domestically and elsewhere. We plan to use partnerships with others and our intellectual property assets, including those we've developed, or are covered by our agreement with Philip Morris International Inc. (PMI) or obtained through the UST LLC (UST) acquisition, and the proven abilities of our companies to drive innovation and new product development.

Altria's financial results also benefit from its growing alcohol assets, which include an economic interest in SABMiller plc (SABMiller) and ownership of Ste. Michelle Wine Estates Ltd. (Ste. Michelle). Howard will discuss SABMiller shortly. Let me say a word about our wine business. Ste. Michelle's “String of Pearls” strategy focuses on developing or acquiring unique wine assets or distribution rights to expand its portfolio of leading premium products. From 2009 to 2011, the wine segment increased adjusted OCI at a compounded annual rate of 14.1%, and continued to deliver strong adjusted OCI growth in the first half of 2012.

Howard will now discuss with you our three other strategies.

Remarks by Howard Willard

Thank you, Marty. I'll start with cost management, a strategy that contributes to adjusted operating companies income and margin growth and supports investments in our companies' brands.

Remarks by Altria's Chairman and CEO and Altria's CFO at the Barclays Back-To-School Consumer Conference, September 2012 8

Altria completed a multi-year $1.5 billion cost reduction program ahead of schedule in late 2011. Following the completion of that program, we launched a new cost reduction initiative that we expect to deliver $400 million in annualized savings against previously planned spending by the end of 2013.

Our current program is primarily focused on reducing cigarette-related infrastructure, but includes efforts across all our businesses. As part of this program, we reduced headcount and consolidated certain facilities. These initiatives are coupled with ongoing efforts to reduce costs by improving business processes and eliminating inefficient programs. Our plans are currently on track against our objectives.

Altria's third strategy is to maintain a strong balance sheet. Executing this strategy helps Altria:

•	Secure the cash flow generated by its operating companies;

•	Protect its investment grade credit rating; and

•	Support its ability to return cash to shareholders, primarily in the form of dividends, coupled with periodic share repurchases.

Altria holds an economic interest in SABMiller of approximately 27%, which represents a significant component of our balance sheet. This investment strengthens our balance sheet by providing equity earnings and cash flow, while also providing a potential source of liquidity. The investment also diversifies our income stream and allows us to participate in the estimated $30 billion global beer profit pool, where SABMiller has an estimated 20% share. Altria's earnings from its equity investment in SABMiller grew at a compounded annual rate of 9.4% from 2007 to 2011 and were also up significantly for the first half of 2012.

Altria took steps this year to help maintain a strong balance sheet.

In January, Altria made a voluntary $500 million pension plan contribution to further strengthen its funding position.

In the third quarter, Altria and its companies took actions that:

•	Reduced 2018 and 2019 debt maturity towers;

•	Lowered future interest expense; and

•	Reduced the weighted average coupon rate on their debt.

Specifically, UST repaid in full $600 million in notes that had reached maturity. Altria also tendered for and purchased $2.0 billion of notes due in 2018 and 2019 with coupons exceeding 9%. In connection

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with the tender, the company issued $1.9 billion in new 10 year notes with a coupon of 2.85% and $900 million in new 30 year notes with a coupon of 4.25%. These initiatives helped lower our weighted average coupon rate from 9.1% at the end of 2009 to 7.2% today.

Our fourth strategy is to return cash to shareholders, primarily through dividends. Dividends and dividend increases have been an important part of Altria's return to its shareholders for decades.

Altria targets paying out approximately 80% of its adjusted diluted EPS in the form of dividends. This payout ratio is among the highest in the S&P's Food, Beverage and Tobacco Index as of August 31st. Altria's objective is to raise its dividend in line with adjusted diluted EPS growth, although all dividend payments remain subject to the discretion of Altria's Board of Directors (Board). Last month, our Board increased Altria's dividend by 7.3% to an annualized rate of $1.76 per common share, representing our 46th dividend increase in the last 43 years. Our 5.2% dividend yield as of August 31st compares very favorably to other investments in this low interest rate environment.

As you know, the current federal personal income tax rates on dividends are scheduled to increase at the end of this year, unless Congress acts. Altria is a member of the Alliance for Savings and Investment, which is a coalition of businesses and associations that are working with employees, retirees and shareholders to stop this dividend tax hike. The coalition has a website to educate and engage interested parties on this important issue. I encourage you to visit the website and DefendMyDividend.org to learn more about how you can join the fight against the dividend tax increase.

Although we return cash to shareholders primarily in the form of dividends, from time to time we repurchase stock when we believe it is the optimal use of our cash to maximize shareholder value. The Board authorized two $1 billion share repurchase programs in 2011. We completed the first program in September 2011. Under the second program, which was authorized in October 2011, Altria has repurchased shares totaling $688 million through the second quarter of 2012. We expect to complete this program by the end of this year.

And finally, we reaffirm that Altria expects its 2012 full-year adjusted diluted EPS to grow 7% to 9% to a range of $2.19 to $2.23 per share. We also are revising our 2012 full-year guidance for reported diluted EPS upward by $0.02 to a range of $2.03 to $2.07. This revision reflects an income tax benefit primarily attributable to the reversal of tax reserves and associated interest related to the closure at the end of August of the IRS audit of the 2004 to 2006 tax years.

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I will now turn the podium back to Marty to conclude.

Remarks by Marty Barrington

Thanks Howard. We are very pleased with how our businesses performed in recent years and how these results contributed to excellent shareholder returns. We believe these consistent results demonstrate the strength of our diverse business model and our strategies to generate substantial returns for shareholders.

Our companies have also had success in managing tobacco and health litigation, which continues to pose significant challenges. We have defended these claims vigorously for decades and intend to continue to do so in the future. A comprehensive discussion of the tobacco-related litigation is available in our latest Form 10-Q.

Altria's results have been driven by the performance of our companies' premium tobacco brands, innovation, cost management, the diversity of our income streams, a strong balance sheet that supports cash returns to shareholders and the hard work of our talented employees.

This approach has delivered excellent total returns for our shareholders. Altria's total shareholder return has outperformed the S&P 500 Index each year since the PMI spin-off, extending a track record of outperformance that has now run for 12 straight years. Our performance so far in 2012 has been consistent with this trend. Altria delivered a total shareholder return of 17.4% through the end of August, outperforming the 13.5% return of the S&P 500.

We believe our goal of delivering average annual adjusted diluted EPS growth of 7% to 9% over time, coupled with our strong dividend payout ratio target, continues to offer investors a compelling investment proposition. We believe consistent execution of our core strategies, with a focus on innovation across our businesses, will continue to create value for shareholders into the future.

Thank you for your attention. The team and I are now happy to answer any questions.

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Remarks by Altria's Chairman and CEO and Altria's CFO at the Barclays Back-To-School Consumer Conference, September 2012 11

Altria's Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and Philip Morris Capital Corporation (PMCC). Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria's tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag's Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
Today's remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in today's remarks are described in Altria's publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended June 30, 2012.

These factors include the following: Altria's tobacco businesses (PM USA, USSTC and Middleton) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

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Furthermore, the results of Altria's tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies' understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Today's webcast contains historical results and 2012 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations of adjusted measures to the most directly comparable GAAP measures are provided below.

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Altria's Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year
	2011	2007
Reported diluted EPS from continuing operations	$1.64	$1.48
Asset impairment, exit, integration and implementation costs	0.07	0.15
Recoveries from airline industry exposure	—	(0.06)
Interest on tax reserve transfers to Kraft Foods Inc.	—	0.02
SABMiller special items	0.03	—
PMCC leveraged lease charge	0.30	—
Tax items*	(0.04)	(0.09)
Tobacco and health judgments	0.05	0.01
Adjusted diluted EPS from continuing operations**	$2.05	$1.51
Adjusted diluted EPS compounded annual growth rate 2011 vs. 2007	7.9%
*Excludes the tax impact in the 2011 PMCC leveraged lease charge.
**As redefined in December 2011 to also exclude charges for tobacco and health judgments.

Altria's Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2012 Guidance			2011	Change
Reported diluted EPS	$2.03	to	$2.07	$1.64	24%	to	26%
Loss on early extinguishment of debt			0.28	—
Asset impairment, exit, integration and implementation costs			0.02	0.07
SABMiller special items			(0.09)	0.03
PMCC leveraged lease (benefit) charge			(0.03)	0.30
Tax items*			(0.02)	(0.04)
Tobacco and health judgments			—	0.05
Adjusted diluted EPS	$2.19	to	$2.23	$2.05	7%	to	9%
*Excludes the tax impact of the PMCC leveraged lease (benefit) charge.

Remarks by Altria's Chairman and CEO and Altria's CFO at the Barclays Back-To-School Consumer Conference, September 2012 14

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products for the First-Half Results Ended June 30,
($ in millions)
	Smokeable
	2012	2008	Compound Annual Growth Rate
Net Revenues	$11,003	$9,341
Excise taxes	3,497	1,681
Revenue for contract volume manufactured for PMI	—	110
Revenues net of excise taxes and contract volume manufactured for PMI	$7,506	$7,550

Reported OCI	$3,079	$2,468
Asset impairment, exit, integration and implementation costs, net	11	64
Tobacco and health judgments, net	1	3
OCI from PMI contract volume	—	(5)
Adjusted OCI	$3,091	$2,530	5.1%
Adjusted OCI margins*	41.2%	33.5%	7.7 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes and contract volume manufactured for PMI.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products for the First-Half Results Ended June 30,
($ in millions)
	Smokeless
	2012	2009	Compound Annual Growth Rate
Reported OCI	$432	$175
Asset impairment, exit, integration and implementation costs, net	19	151
UST acquisition-related costs	—	13
Adjusted OCI	$451	$339	10.0%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine for the Full-Year Results Ended December 31,
($ in millions)
	Wine
	2011	2009	Compound Annual Growth Rate
Reported OCI	$91	$43
UST acquisition-related, exit and integration costs	4	30
Adjusted OCI	$95	$73	14.1%

Source: Altria Group, Inc.

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